Ultra Petroleum Reports 2011 Financial and Operating Results

Board of Directors Approve 2012 Capital Investment Program

Company Provides Financial and Operational Guidance

HOUSTON, Feb. 16, 2012 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver solid financial and operating performance for both the fourth quarter and full-year 2011. Highlights for the quarter include:

(Logo: http://photos.prnewswire.com/prnh/20020226/DATU029LOGO)

  Operating cash flow(1) of $251.4 million during the fourth quarter, an increase of 27 percent from same period in 2010
  Earnings of $89.1 million, or $0.58 per diluted share – adjusted(3) in the fourth quarter,   an increase of 16 percent from the same period in 2010
  Produced record volumes of 66.9 Bcfe in the fourth quarter, a 17 percent increase from fourth quarter 2010
  Superior returns in fourth quarter of 2011 (adjusted); 74 percent cash flow margin(5), 26 percent net income margin(4), 11 percent return on capital employed, and 24 percent return on equity

Fourth Quarter Results

Ultra Petroleum reported operating cash flow(1) of $251.4 million, or $1.63 per diluted share for the fourth quarter, increasing 27 percent from prior year levels of $198.7 million, or $1.29 per diluted share. The company recognized $69.6 million, or $0.45 per diluted share in realized gains to cash flow, as a result of the company’s commodity price hedges during the quarter. Adjusted net income(3) increased 16 percent to $89.1 million, or $0.58 per diluted share during the fourth quarter, compared to $76.6 million, or $0.50 per diluted share during the same quarter a year ago. The investment community typically relies on adjusted earnings as a better measure of financial performance because it excludes the volatility associated with unrealized commodity derivative gains and losses.

Ultra’s natural gas and crude oil production during the fourth quarter increased 17 percent to a record 66.9 billion cubic feet equivalent (Bcfe), compared to 57.3 Bcfe of production during the fourth quarter of 2010. Ultra Petroleum’s fourth quarter 2011 production levels were the highest ever achieved by the company. The company’s production was comprised of 64.6 billion cubic feet (Bcf) of natural gas and 383.9 thousand barrels of condensate.

Including realized gains and losses on commodity derivatives, the company’s average realized natural gas price was $4.77 per thousand cubic feet (Mcf) during the fourth quarter, in comparison to $4.54 per Mcf during the same period in 2010. Excluding these effects, Ultra’s fourth quarter average realized price was $3.69 per Mcf, as compared to a realized natural gas price of $3.83 per Mcf in the fourth quarter of 2010. The realized condensate price in the fourth quarter was $84.09 per barrel (Bbl), an 11 percent increase compared to $75.45 per Bbl for the fourth quarter of 2010.

2011 Results

For 2011, Ultra Petroleum increased operating cash flow(1) 26 percent above 2010 levels to $964.3 million, or $6.25 per diluted share. This compares to operating cash flow(1) of $764.5 million, or $4.96 per diluted share for year-end 2010. The company’s commodity hedges contributed $213.3 million, or $1.38 per diluted share, during 2011 in realized gains to cash flow. Adjusted net income(3) for the year was $388.9 million, or $2.52 per diluted share, an increase of 16 percent above the prior year of $336.3 million or $2.18 per diluted share.

Ultra’s natural gas and crude oil production increased 15 percent to a record annual high of 245.3 Bcfe for 2011, compared to 213.6 Bcfe of production during 2010. Volumes for the year are comprised of 236.8 Bcf of natural gas and 1.4 million barrels of condensate.

The company’s average realized natural gas price for 2011, including realized gains and losses on commodity hedges, was $5.05 per Mcf in comparison to $4.88 per Mcf during 2010. Excluding these effects, Ultra’s average price for natural gas was $4.15 per Mcf, a slight decrease compared to $4.31 per Mcf in 2010. The average realized condensate price in 2011 was $84.79 per Bbl, an increase of 22 percent above the prior year period, as compared to $69.69 per Bbl during 2010.

“We accomplished our 2011 objectives in the midst of another difficult year for natural gas prices. We owe much of our achievements to the exceptional talent and dedication of our 120 employees, whom I am confident will add to Ultra’s future success,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

Ultra Petroleum participated in drilling 52 gross (29 net) Wyoming Lance wells during the fourth quarter. Ultra and its partners also placed on production 69 gross (39 net) wells during the fourth quarter, compared to 51 gross (30 net) wells in the fourth quarter of 2010. The Ultra-operated wells’ average initial production rate was 7.8 million cubic feet equivalent (MMcfe) per day during the fourth quarter of 2011. Production for the quarter averaged 578 MMcfe per day, reaching a new peak net record of 616 MMcfe per day during the fourth quarter.

For the year, Ultra drilled 242 gross (136 net) Wyoming wells together with its partners. The company initiated production from 291 gross (159 net) wells during 2011, as compared to 247 gross (137 net) wells in 2010. Ultra reduced the inventory of wells waiting on completion or pipeline by 49 gross (23 net) wells during 2011, exiting the year with 21 gross (10 net) wells in its inventory.

The initial production rates of the Ultra-operated wells brought online during the fourth quarter averaged 7.4 MMcfe per day, as compared to 7.1 MMcfe per day in the third quarter of 2011. This increased average rate from the company’s wells in Pinedale was driven by a number of key wells located in the Boulder and Warbonnet areas. For instance, Ultra placed a Warbonnet well online with an initial production rate of 12.4 MMcfe per day and a Boulder well was brought online with an initial production rate of 10.9 MMcfe per day. A majority of Ultra’s activity will be focused in these two areas during 2012.

The company averaged a new record low of 11 days to drill an operated well, as measured by spud to total depth (TD) in the fourth quarter, compared to an average of 13 days to drill in the fourth quarter of 2010. In addition, 98 percent of the Ultra-operated wells were drilled to TD in 15 days or less during the quarter. For the full-year 2011, Ultra drilled a total of 23 wells to TD in less than 10 days with over one half occurring in the fourth quarter. Total days per well, measured by rig-release to rig-release, decreased to 14 days in the fourth quarter compared to 16 days during the prior-year period.

Improving Operational Efficiencies
	2008	2009	2010	2011	Q4 2010	Q4 2011
Spud to TD (days)	24	20	14	12	13	11
Rig release to rig release (days)	32	24	17	15	16	14
% wells drilled < 15 days	1%	22%	76%	95%	84%	98%
Well cost – pad ($MM)	$5.5	$5.0	$4.7	$4.8	$4.6	$4.8

The chart below graphically illustrates Ultra Petroleum’s spud to TD average over the past four years.

(Photo: http://photos.prnewswire.com/prnh/20120216/DA51538-a)

Pennsylvania - Operational Highlights

Ultra Petroleum and its partners drilled 30 gross (12 net) horizontal Marcellus wells during the fourth quarter. The company and its partners also initiated production from 53 gross (23 net) new horizontal Marcellus wells during the fourth quarter. Ultra’s average net production increased 18 percent to 149 MMcfe per day on a sequential quarter basis compared to 126 MMcfe per day in the third quarter of 2011. Compared to the fourth quarter of 2010, Ultra’s fourth quarter Marcellus production grew 104 percent.

Ultra Petroleum’s new Pennsylvania net production record of 188 MMcfe per day achieved during the fourth quarter compares to the third quarter 2011 net production record of 140 MMcfe per day, a 34 percent increase. Furthermore, the company’s new record is more than double the peak daily production rate of 89 MMcfe per day achieved during the fourth quarter 2010. Subsequent to year-end, Ultra reached a key production milestone of 196 MMcfe per day on January 21, 2012.

The initial production rates for the Tioga County wells brought online during the fourth quarter averaged 7.1 MMcfe per day and 7.0 MMcfe per day for the year. In Lycoming County, initial production rates averaged 6.1 MMcfe for the wells brought online during the fourth quarter as well as the year. Early performance of these wells indicates the potential to exceed Ultra’s current type curves assigned to these areas.

In 2011 Ultra and its partners drilled 157 gross (72 net) horizontal Marcellus wells, compared to 116 gross (72 net) wells drilled in 2010. The company initiated production from 111 gross (58 net) wells in 2011, compared to 77 gross (51 net) wells placed on production in 2010. For the year, Ultra Petroleum’s total Pennsylvania production was 43.3 Bcfe, exceeding the company’s estimate of 40 Bcfe. The 2011 volumes were over 2.5 times the company’s 2010 Pennsylvania annual volumes of 16.3 Bcfe.

The graph below provides normalized average daily production for Ultra’s horizontal wells in the Marcellus. The grey dashed lines represent three, five and seven Bcfe type curves. The solid black line illustrates well performance in the company’s Clinton and Lycoming County areas. The black dotted line charts well performance results from Ultra’s activity in Potter and Tioga County. Production data from 157 wells is plotted on the chart.

(Photo: http://photos.prnewswire.com/prnh/20120216/DA51538-b)

Commodity Hedges

Ultra Petroleum increased its 2012 natural gas hedges to provide greater certainty in cash flow available to fund Ultra’s anticipated capital investment requirements. The total volume of commodity hedges for 2012 is currently 184.1 Bcf at a weighted–average price of $4.43 per MMbtu. Currently, the commodity hedges represent 72 percent of the company’s 2012 planned natural gas production.

Financial Strength

Ultra Petroleum exited 2011 with 82 percent of its outstanding borrowings comprised of long-term, fixed-rate debt with an average remaining term of 8.3 years and a 5.6 percent weighted-average coupon rate. As of year-end 2011, Ultra’s debt to last twelve months EBITDA(2) was a 1.8 times ratio with $1.1 billion in unused senior debt capacity.

2012 Capital Investment Program

Ultra’s planned capital investment program for 2012 is $925.0 million, compared to $1.5 billion in 2011, a decrease of 38 percent. More significantly, the company is reducing its development drilling capital by 50 percent from $1.3 billion in 2011 to $650 million in 2012. Capital investments net of anticipated gathering and facilities asset monetization are expected to be $725.0 million. The company plans to allocate its capital investments according to the table below:

2012 Capital Investment Program ($ millions)
Development drilling
Rockies	$ 250
Appalachia	400
Total development drilling	650
Exploration	30
Sub total	680
Gathering and facilities	160
Land	30
Corporate	55
Total Capital Budget	$ 925

First Quarter and Full-Year 2012 Production Guidance

Annual production for 2012 is expected to grow to 250 – 260 Bcfe, a 2 to 6 percent increase, as compared to record production of 245.3 Bcfe for 2011. Based on the mid-point of the company’s guidance, approximately 72 percent of the company’s production forecast will come from the Rockies and 28 percent of total company production will come from Appalachia.

	1st Quarter	Full-Year 2012
2012 Estimated Total Production (Bcfe)	64 - 66	250 - 260

First Quarter 2012 Price Realizations and Differentials Guidance

In the first quarter of 2012, the company’s realized natural gas price is expected to average 6 to 8 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

First Quarter 2012 Expense Guidance

The following table presents the company’s expected expenses per Mcfe in the first quarter of 2012 assuming a $2.73 per Mmbtu Henry Hub natural gas price and a $98.86 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q1 2012
Lease operating expenses	$ 0.23 – 0.25
Production taxes	$ 0.26 – 0.28
Gathering fees	$ 0.22 – 0.24
Total lease operating costs	$ 0.71 – 0.77

Transportation charges	$ 0.31 – 0.33
Depletion and depreciation	$ 1.62 – 1.64
General and administrative – total	$ 0.10 – 0.12
Interest and debt expense	$ 0.26 – 0.28
Total operating costs per Mcfe	$ 3.00 – 3.14

2012 Annual Income Tax Guidance

For the year, Ultra projects a 35.9 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

New Executive Appointments

Ultra Petroleum’s Board of Directors has promoted both A. Kent Rogers and Douglas Selvius to the executive leadership team of the company as Vice Presidents.

Mr. Rogers joined Ultra in 2005 as Senior Drilling Engineer and has earned roles with increasing responsibility culminating in his current position as Vice President, Drilling and Completions. In his new role, Mr. Rogers is responsible for the execution of the company’s drilling and completions operations across Ultra’s portfolio of assets. Mr. Rogers has over 32 years of industry experience in all aspects of oil and gas operations in both domestic and international producing basins. He obtained his Bachelor of Science in Petroleum Engineering from the University of Oklahoma and is a member of the Society of Petroleum Engineers.

In 2010, Mr. Selvius joined Ultra as Director, Exploration and in his new role as Vice President, Exploration will continue to lead the Geological and Geophysical functions as well as Land and New Ventures. He has over 29 years of exploration and production experience in conventional and unconventional plays across North America, the Gulf Coast, and the Gulf of Mexico. Throughout his career, Mr. Selvius has served in multiple operational and managerial roles at both major and independent exploration and production companies. Prior to joining Ultra, he led SM Energy’s Gulf Coast exploration effort focused on the Eagle Ford play in South Texas. He earned a Bachelor of Science in Biology from Calvin College, and a Masters of Science in Geology from the University of Michigan.

Conference Call Webcast Scheduled for February 16, 2012

Ultra Petroleum’s fourth quarter 2011 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) Thursday, February 16, 2012. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum’s website through May 3, 2012.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2011	2010	2011	2010
Volumes
Natural gas (Mcf)	236,832,400	205,612,546	64,618,758	55,202,630
Oil liquids (Bbls)	1,407,988	1,334,413	383,890	343,931
Mcfe - Total	245,280,328	213,619,024	66,922,098	57,266,216

Revenues
Natural gas sales	$982,413	$886,396	$238,515	$211,551
Oil sales	119,383	92,990	32,282	25,949
Total operating revenues	1,101,796	979,386	270,797	237,500

Expenses
Lease operating expenses	51,758	45,938	15,905	13,229
Production taxes	97,094	95,914	23,299	21,830
Gathering fees	56,511	50,126	15,148	13,057
Total lease operating costs	205,363	191,978	54,352	48,116

Transportation charges	64,243	64,965	15,752	16,337
Depletion and depreciation	346,394	241,796	107,621	74,002
General and administrative	12,113	11,407	2,707	2,064
Stock compensation	13,919	12,944	4,028	3,823
Total operating expenses	642,032	523,090	184,460	144,342

Other income (expense), net	532	260	519	75
Interest and debt expense, net	(63,156)	(49,032)	(17,075)	(14,495)
Litigation expense	-	(9,902)	-	-
Realized gain (loss) on commodity derivatives	213,349	116,827	69,602	39,259
Unrealized gain (loss) on commodity derivatives	100,383	208,625	66,725	(59,910)
Income before income taxes	710,872	723,074	206,108	58,087

Income tax provision - current	12,676	22,211	5,849	14,671
Income tax provision - deferred	244,994	236,404	68,428	5,468

Net income	$453,202	$464,459	$131,831	$37,948

Litigation expense, net of tax	-	6,387	-	-
Unrealized (gain) loss on commodity derivatives, net of tax	(64,346)	(134,563)	(42,771)	38,642
Adjusted net income (3)	$388,856	$336,283	$89,060	$76,590

Operating cash flow (1)	$964,338	$764,500	$251,394	$198,672
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,754	152,346	152,699	152,527
Fully diluted	154,336	154,253	154,171	154,254

Earnings per share
Net income - basic	$2.97	$3.05	$0.86	$0.25
Net income - fully diluted	$2.94	$3.01	$0.86	$0.25

Adjusted earnings per share (3)
Adjusted net income - basic	$2.55	$2.21	$0.58	$0.50
Adjusted net income - fully diluted	$2.52	$2.18	$0.58	$0.50

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$5.05	$4.88	$4.77	$4.54
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$4.15	$4.31	$3.69	$3.83
Oil liquids (Bbls)	$84.79	$69.69	$84.09	$75.45

Costs Per Mcfe
Lease operating expenses	$0.21	$0.22	$0.24	$0.23
Production taxes	$0.40	$0.45	$0.35	$0.38
Gathering fees	$0.23	$0.23	$0.23	$0.23
Transportation charges	$0.26	$0.30	$0.24	$0.29
Depletion and depreciation	$1.41	$1.13	$1.61	$1.29
General and administrative - total	$0.11	$0.11	$0.10	$0.10
Interest and debt expense	$0.26	$0.23	$0.26	$0.25
	$2.88	$2.68	$3.03	$2.77

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (4)	30%	31%	26%	28%
Adjusted Operating Cash Flow Margin (5)	73%	70%	74%	72%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	December 31,
	2011	2010
	(unaudited)
Cash and cash equivalents	$11,307	$70,834
Long-term debt
Bank indebtedness	343,000	-
Senior Notes	1,560,000	1,560,000
	$1,903,000	$1,560,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net cash provided by operating activities	$1,033,292	$824,728	$313,500	$220,584
Net changes in operating assets and liabilities and other non-cash items*	(68,954)	(60,228)	(62,106)	(21,912)
Net cash provided by operating activities before changes in operating assets and liabilities	$964,338	$764,500	$251,394	$198,672

Ultra Petroleum Corp.
Hedging Summary
February 16, 2012

The company has the following hedge positions in place to mitigate its commodity price exposure.

NYMEX	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Total 2012
Volume (Bcf)	27.3	53.7	54.3	48.8	184.1
$/MMbtu	$ 5.03	$ 4.34	$ 4.34	$ 4.27	$ 4.43

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,502,577 shares outstanding on January 31, 2012.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in its filings with the SEC, particularly in the section entitled “Risk Factors” included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-K for the year ended December 31, 2011.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com, both of Ultra Petroleum Corp.